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                                   EXHIBIT 5


                                                                  (513) 723-4000


                               September 19, 2001


Board of Directors
Peoples Ohio Financial Corporation
635 South Market Street
Troy, Ohio 45373

Gentlemen:

         We are familiar with the proceedings taken and proposed to be taken by Peoples Ohio Financial Corporation ("Peoples Ohio") in connection with the issuance and sale by Peoples Ohio of up to 7,439,650 common shares, without par value (the "Shares"), in connection with the formation of Peoples Ohio as the holding company for Peoples Savings Bank of Troy ("Peoples Savings") pursuant to the Agreement of Merger dated August 27, 2001, by and among Peoples Ohio, Peoples Savings and Peoples Merger Corp. (the "Agreement").

         We have assisted in the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed by Peoples Ohio with the Securities and Exchange Commission for registration of the Shares under the Securities Act of 1933, as amended. In connection therewith, we have examined, among other things, such records and documents as we have deemed necessary in order to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that Peoples Ohio is a duly organized and legally existing corporation under the laws of the State of Ohio. Assuming compliance with applicable federal and state securities laws, proper authorization by the Peoples Ohio sole shareholder to amend the Articles of Incorporation of Peoples Ohio to increase its authorized shares and proper authorization by the Board of Directors to issue the Shares, we are also of the opinion that the Shares to be issued by Peoples Ohio in consideration and exchange for the outstanding common shares of Peoples Savings will be, upon such issuance in accordance with the terms and conditions of the Agreement, duly authorized, validly issued and outstanding, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus/Proxy Statement under the heading "Legal matters" included therein.

                                       Very truly yours,

                                       /s/ Vorys, Sater Seymour and Pease LLP
                                       Vorys, Sater, Seymour and Pease LLP